Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, April 16, 2025

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.98

Commerce Bancshares, Inc. announced earnings of $.98 per share for the three months ended March 31, 2025, compared to $.82 per share in the same quarter last year and $1.01 per share in the fourth quarter of 2024. Net income for the first quarter of 2025 amounted to $131.6 million, compared to $112.7 million in the first quarter of 2024 and $136.1 million in the prior quarter.

In making this announcement, John Kemper, Chief Executive Officer, said, “These results are the product of strong execution against the backdrop of a relatively stable economy during the first quarter of 2025.”

Mr. Kemper continued, “Given recent news related to tariffs and trade restrictions, and in light of ongoing adjustment in capital markets, the outlook for the future is increasingly uncertain. Nonetheless, our franchise is well-positioned to weather any economic disruption, execute our long-term strategies, serve our customers and deliver value to our shareholders. Our credit profile remains strong, and capital and liquidity levels remain robust, supporting our ability to meet our customers’ borrowing, depository and service needs while ensuring the safety and soundness of the bank.”

On first quarter earnings, Mr. Kemper said, “Net interest income of $269 million was a record quarter for Commerce and reflects the continued benefits of fixed-rate asset repricing, balance sheet growth, and our strong deposit franchise. Non-interest income was $159 million and made up 37.1% of total revenue, led by trust fees in our wealth management business of $57 million. Our strength in wealth management is exemplified by its continued growth, with trust fees up 10.7% over the same period last year. Credit quality of the loan portfolio remains excellent with non-accrual loans at .13% of total loans."

First Quarter 2025 Financial Highlights:

•Net interest income was $269.1 million, a $2.5 million increase over the prior quarter. The net yield on interest earning assets increased seven basis points to 3.56%.

•Non-interest income totaled $158.9 million, an increase of $10.1 million, or 6.8%, over the same quarter last year.

•Trust fees grew $5.5 million, or 10.7%, compared to the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $238.4 million, a decrease of $7.3 million, or 3.0%, compared to the same quarter last year.

Exhibit 99.1
•Average loan balances totaled $17.2 billion, an increase of 1.0% compared to the prior quarter.

•Total average available for sale debt securities increased $66.1 million over the prior quarter to $9.2 billion, at fair value.

•Total average deposits decreased $83.7 million, or .3%, compared to the prior quarter. The average rate paid on interest bearing deposits declined 15 basis points to 1.72%, compared to the prior quarter.

•The ratio of annualized net loan charge-offs to average loans was .25% in the current and prior quarters.

•The allowance for credit losses on loans increased $4.3 million during the first quarter of 2025 to $167.0 million, and the ratio of the allowance for credit losses on loans to total loans was .96%, at March 31, 2025, compared to .95% at December 31, 2024.

•Total assets at March 31, 2025 were $32.4 billion, an increase of $368.3 million, or 1.2%, over the prior quarter.

•For the quarter, the return on average assets was 1.69%, the return on average equity was 15.82%, and the efficiency ratio was 55.6%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024
FINANCIAL SUMMARY
Net interest income	$269,102	$266,647	$248,999
Non-interest income	158,949	155,436	148,848
Total revenue	428,051	422,083	397,847
Investment securities gains (losses)	(7,591)	977	(259)
Provision for credit losses	14,487	13,508	4,787
Non-interest expense	238,376	235,718	245,697
Income before taxes	167,597	173,834	147,104
Income taxes	36,964	36,590	31,652
Non-controlling interest expense (income)	(959)	1,136	2,789
Net income attributable to Commerce Bancshares, Inc.	$131,592	$136,108	$112,663
Earnings per common share:
Net income — basic	$0.98	$1.01	$0.82
Net income — diluted	$0.98	$1.01	$0.82
Effective tax rate	21.93%	21.19%	21.93%
Fully-taxable equivalent net interest income	$271,416	$268,935	$251,312
Average total interest earning assets (1)	$30,901,110	$30,628,722	$30,365,774
Diluted wtd. average shares outstanding	133,071,719	133,686,588	135,645,198

RATIOS
Average loans to deposits (2)	69.38%	68.45%	69.87%
Return on total average assets	1.69	1.73	1.48
Return on average equity (3)	15.82	15.97	15.39
Non-interest income to total revenue	37.13	36.83	37.41
Efficiency ratio (4)	55.61	55.77	61.67
Net yield on interest earning assets	3.56	3.49	3.33

EQUITY SUMMARY
Cash dividends per share	$.275	$.257	$.257
Cash dividends on common stock	$36,866	$34,609	$35,140
Book value per share (5)	$26.19	$24.84	$21.62
Market value per share (5)	$62.23	$62.31	$50.67
High market value per share	$68.87	$72.75	$52.99
Low market value per share	$58.80	$54.01	$47.09
Common shares outstanding (5)	133,597,405	134,152,172	136,179,336
Tangible common equity to tangible assets (6)	10.33%	9.92%	9.24%
Tier I leverage ratio	12.29%	12.26%	11.75%

OTHER QTD INFORMATION
Number of bank/ATM locations	242	243	254
Full-time equivalent employees	4,662	4,693	4,721
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2024.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Interest income	$364,365	$369,405	$372,068	$369,363	$358,721
Interest expense	95,263	102,758	109,717	107,114	109,722
Net interest income	269,102	266,647	262,351	262,249	248,999
Provision for credit losses	14,487	13,508	9,140	5,468	4,787
Net interest income after credit losses	254,615	253,139	253,211	256,781	244,212
NON-INTEREST INCOME
Trust fees	56,592	56,345	54,689	52,291	51,105
Bank card transaction fees	45,593	47,807	47,570	47,477	46,930
Deposit account charges and other fees	26,622	25,480	25,380	25,325	24,151
Capital market fees	5,112	5,129	5,995	4,760	3,892
Consumer brokerage services	4,785	4,636	4,619	4,478	4,408
Loan fees and sales	3,404	2,874	3,444	3,431	3,141
Other	16,841	13,165	17,328	14,482	15,221
Total non-interest income	158,949	155,436	159,025	152,244	148,848
INVESTMENT SECURITIES GAINS (LOSSES), NET	(7,591)	977	3,872	3,233	(259)
NON-INTEREST EXPENSE
Salaries and employee benefits	153,078	153,819	153,122	149,120	151,801
Data processing and software	32,238	32,514	32,194	31,529	31,153
Net occupancy	14,020	13,694	13,411	12,544	13,574
Professional and other services	10,026	8,982	8,830	8,617	8,648
Marketing	5,843	5,683	7,278	5,356	4,036
Equipment	5,248	5,232	5,286	5,091	5,010
Supplies and communication	5,046	4,948	4,963	4,636	4,744
Deposit Insurance	3,744	3,181	2,930	2,354	8,017
Other	9,133	7,665	9,586	12,967	18,714
Total non-interest expense	238,376	235,718	237,600	232,214	245,697
Income before income taxes	167,597	173,834	178,508	180,044	147,104
Less income taxes	36,964	36,590	38,245	38,602	31,652
Net income	130,633	137,244	140,263	141,442	115,452
Less non-controlling interest expense (income)	(959)	1,136	2,256	1,889	2,789
Net income attributable to Commerce Bancshares, Inc.	$131,592	$136,108	$138,007	$139,553	$112,663
Net income per common share — basic	$0.98	$1.01	$1.02	$1.03	$0.82
Net income per common share — diluted	$0.98	$1.01	$1.01	$1.03	$0.82

OTHER INFORMATION
Return on total average assets	1.69%	1.73%	1.80%	1.86%	1.48%
Return on average equity (1)	15.82	15.97	16.81	18.52	15.39
Efficiency ratio (2)	55.61	55.77	56.31	55.95	61.67
Effective tax rate	21.93	21.19	21.70	21.67	21.93
Net yield on interest earning assets	3.56	3.49	3.50	3.55	3.33
Fully-taxable equivalent net interest income	$271,416	$268,935	$264,638	$264,578	$251,312
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024
ASSETS
Loans
Business	$6,239,276	$6,053,820	$5,994,974
Real estate — construction and land	1,419,572	1,409,901	1,497,647
Real estate — business	3,628,635	3,661,218	3,711,602
Real estate — personal	3,047,809	3,058,195	3,039,885
Consumer	2,116,160	2,073,123	2,119,308
Revolving home equity	356,675	356,650	322,523
Consumer credit card	568,163	595,930	564,388
Overdrafts	3,131	11,266	48,513
Total loans	17,379,421	17,220,103	17,298,840
Allowance for credit losses on loans	(167,031)	(162,742)	(160,465)
Net loans	17,212,390	17,057,361	17,138,375
Loans held for sale	2,890	3,242	2,328
Investment securities:
Available for sale debt securities	9,264,947	9,136,853	9,141,695
Trading debt securities	56,569	38,034	56,716
Equity securities	58,182	57,442	12,852
Other securities	221,370	230,051	229,146
Total investment securities	9,601,068	9,462,380	9,440,409
Federal funds sold	—	3,000	—
Securities purchased under agreements to resell	850,000	625,000	225,000
Interest earning deposits with banks	2,756,521	2,624,553	1,609,614
Cash and due from banks	517,332	748,357	291,040
Premises and equipment — net	476,921	475,275	467,377
Goodwill	146,539	146,539	146,539
Other intangible assets — net	13,441	13,632	13,918
Other assets	787,862	837,288	1,037,508
Total assets	$32,364,964	$31,996,627	$30,372,108
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,518,243	$8,150,669	$7,513,464
Savings, interest checking and money market	15,975,283	14,754,571	14,463,211
Certificates of deposit of less than $100,000	985,878	996,721	997,979
Certificates of deposit of $100,000 and over	1,362,393	1,391,683	1,465,541
Total deposits	25,841,797	25,293,644	24,440,195
Federal funds purchased and securities sold under agreements to repurchase	2,400,036	2,926,758	2,505,576
Other borrowings	17,743	56	2,359
Other liabilities	606,986	443,694	460,089
Total liabilities	28,866,562	28,664,152	27,408,219
Stockholders’ equity:
Common stock	676,054	676,054	655,322
Capital surplus	3,381,960	3,395,645	3,148,649
Retained earnings	140,220	45,494	130,706
Treasury stock	(85,871)	(48,401)	(59,674)
Accumulated other comprehensive income (loss)	(634,576)	(758,911)	(931,027)
Total stockholders’ equity	3,477,787	3,309,881	2,943,976
Non-controlling interest	20,615	22,594	19,913
Total equity	3,498,402	3,332,475	2,963,889
Total liabilities and equity	$32,364,964	$31,996,627	$30,372,108

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
ASSETS:
Loans:
Business	$6,106,185	$5,963,217	$5,966,797	$5,980,364	$5,873,525
Real estate — construction and land	1,415,349	1,411,437	1,400,563	1,471,504	1,472,554
Real estate — business	3,667,833	3,636,026	3,580,772	3,666,057	3,727,643
Real estate — personal	3,045,876	3,047,494	3,047,563	3,044,943	3,031,193
Consumer	2,082,360	2,087,237	2,129,483	2,127,650	2,082,490
Revolving home equity	358,684	350,541	335,817	326,204	322,074
Consumer credit card	560,534	568,138	559,410	552,896	562,892
Overdrafts	5,860	5,628	5,460	4,856	7,696
Total loans	17,242,681	17,069,718	17,025,865	17,174,474	17,080,067
Allowance for credit losses on loans	(162,186)	(160,286)	(158,003)	(159,791)	(161,891)
Net loans	17,080,495	16,909,432	16,867,862	17,014,683	16,918,176
Loans held for sale	1,584	2,080	2,448	2,455	2,149
Investment securities:
U.S. government and federal agency obligations	2,586,944	2,459,485	1,888,985	1,201,954	851,656
Government-sponsored enterprise obligations	55,330	55,428	55,583	55,634	55,652
State and municipal obligations	804,363	831,695	856,620	1,069,934	1,330,808
Mortgage-backed securities	4,788,102	4,905,187	5,082,091	5,553,656	5,902,328
Asset-backed securities	1,655,701	1,570,878	1,525,593	1,785,598	2,085,050
Other debt securities	258,136	221,076	224,528	364,828	503,204
Unrealized gain (loss) on debt securities	(935,054)	(896,346)	(961,695)	(1,272,127)	(1,274,125)
Total available for sale debt securities	9,213,522	9,147,403	8,671,705	8,759,477	9,454,573
Trading debt securities	38,298	56,440	47,440	46,565	40,483
Equity securities	57,028	56,758	85,118	127,584	12,768
Other securities	233,461	222,529	217,377	228,403	221,695
Total investment securities	9,542,309	9,483,130	9,021,640	9,162,029	9,729,519
Federal funds sold	2,089	826	12	1,612	599
Securities purchased under agreements to resell	788,889	566,307	474,997	303,586	340,934
Interest earning deposits with banks	2,388,504	2,610,315	2,565,188	2,099,777	1,938,381
Other assets	1,698,296	1,701,822	1,648,321	1,651,808	1,715,716
Total assets	$31,502,166	$31,273,912	$30,580,468	$30,235,950	$30,645,474

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,298,686	$7,464,255	$7,284,834	$7,297,955	$7,328,603
Savings	1,294,174	1,281,291	1,303,675	1,328,989	1,333,983
Interest checking and money market	13,906,827	13,679,666	13,242,398	13,162,118	13,215,270
Certificates of deposit of less than $100,000	991,826	1,061,783	1,055,683	1,003,798	976,804
Certificates of deposit of $100,000 and over	1,363,655	1,451,851	1,464,143	1,492,592	1,595,310
Total deposits	24,855,168	24,938,846	24,350,733	24,285,452	24,449,970
Borrowings:
Federal funds purchased	128,340	121,781	206,644	265,042	328,216
Securities sold under agreements to repurchase	2,723,227	2,445,956	2,351,870	2,254,849	2,511,959
Other borrowings	616	1,067	496	838	76
Total borrowings	2,852,183	2,568,804	2,559,010	2,520,729	2,840,251
Other liabilities	421,370	375,463	405,490	399,080	410,310
Total liabilities	28,128,721	27,883,113	27,315,233	27,205,261	27,700,531
Equity	3,373,445	3,390,799	3,265,235	3,030,689	2,944,943
Total liabilities and equity	$31,502,166	$31,273,912	$30,580,468	$30,235,950	$30,645,474

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
ASSETS:
Loans:
Business (1)	5.75%	5.86%	6.17%	6.11%	6.07%
Real estate — construction and land	7.30	7.75	8.44	8.36	8.40
Real estate — business	5.88	6.01	6.28	6.26	6.26
Real estate — personal	4.28	4.17	4.10	4.04	3.95
Consumer	6.52	6.52	6.64	6.56	6.40
Revolving home equity	7.26	7.28	7.69	7.68	7.70
Consumer credit card	13.49	13.60	14.01	13.96	14.11
Overdrafts	—	—	—	—	—
Total loans	6.02	6.11	6.35	6.30	6.27
Loans held for sale	5.89	7.65	6.34	7.54	7.49
Investment securities:
U.S. government and federal agency obligations	4.09	3.86	3.68	5.04	2.08
Government-sponsored enterprise obligations	2.40	2.36	2.37	2.39	2.39
State and municipal obligations (1)	2.05	2.01	2.00	2.00	1.97
Mortgage-backed securities	2.08	2.17	1.95	2.09	2.19
Asset-backed securities	3.46	2.99	2.66	2.50	2.39
Other debt securities	2.69	2.11	2.07	2.01	1.93
Total available for sale debt securities	2.83	2.70	2.41	2.50	2.18
Trading debt securities (1)	4.97	4.26	4.52	4.95	5.30
Equity securities (1)	8.02	6.58	4.44	2.82	25.64
Other securities (1)	7.85	5.75	6.09	13.20	13.04
Total investment securities	2.98	2.80	2.52	2.75	2.44
Federal funds sold	5.63	5.78	—	6.74	6.71
Securities purchased under agreements to resell	3.81	3.57	3.53	3.21	1.93
Interest earning deposits with banks	4.46	4.78	5.43	5.48	5.48
Total interest earning assets	4.81	4.83	4.96	4.98	4.78

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.07	.06	.06
Interest checking and money market	1.52	1.63	1.74	1.73	1.69
Certificates of deposit of less than $100,000	3.65	3.91	4.17	4.22	4.20
Certificates of deposit of $100,000 and over	3.96	4.24	4.51	4.55	4.56
Total interest bearing deposits	1.72	1.87	2.00	1.99	1.97
Borrowings:
Federal funds purchased	4.37	4.71	5.38	5.42	5.42
Securities sold under agreements to repurchase	2.86	3.11	3.56	3.44	3.43
Other borrowings	.66	3.36	4.81	3.84	—
Total borrowings	2.93	3.18	3.71	3.65	3.66
Total interest bearing liabilities	1.89%	2.04%	2.22%	2.21%	2.21%

Net yield on interest earning assets	3.56%	3.49%	3.50%	3.55%	3.33%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except ratios)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$162,742	$160,839	$158,557	$160,465	$162,395
Provision for credit losses on loans	15,095	12,557	11,861	7,849	6,947
Net charge-offs (recoveries):
Commercial portfolio:
Business	46	335	114	622	23
Real estate — construction and land	—	—	—	—	—
Real estate — business	377	50	(7)	(8)	(141)
	423	385	107	614	(118)
Personal banking portfolio:
Consumer credit card	6,967	6,557	6,273	6,746	6,435
Consumer	2,852	3,237	2,759	1,804	1,983
Overdraft	495	470	464	521	557
Real estate — personal	72	8	128	79	24
Revolving home equity	(3)	(3)	(152)	(7)	(4)
	10,383	10,269	9,472	9,143	8,995
Total net loan charge-offs	10,806	10,654	9,579	9,757	8,877
Balance at end of period	$167,031	$162,742	$160,839	$158,557	$160,465
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$18,327	$18,935	$17,984	$20,705	$23,086

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	—%	.02%	.01%	.04%	—%
Real estate — construction and land	—	—	—	—	—
Real estate — business	.04	.01	—	—	(.02)
	.02	.01	—	.02	—
Personal banking portfolio:
Consumer credit card	5.04	4.59	4.46	4.91	4.60
Consumer	.56	.62	.52	.34	.38
Overdraft	34.26	33.22	33.81	43.15	29.11
Real estate — personal	.01	—	.02	.01	—
Revolving home equity	—	—	(.18)	(.01)	—
	.70	.67	.62	.61	.60
Total	.25%	.25%	.22%	.23%	.21%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.13%	.11%	.11%	.11%	.03%
Allowance for credit losses on loans to total loans	.96	.95	.94	.92	.93

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$1,112	$101	$354	$504	$1,038
Real estate — construction and land	220	220	—	—	—
Real estate — business	18,305	14,954	14,944	15,050	1,246
Real estate — personal	989	1,026	1,144	1,772	1,523
Revolving home equity	1,977	1,977	1,977	1,977	1,977
Total	22,603	18,278	18,419	19,303	5,784
Loans past due 90 days and still accruing interest	$19,417	$24,516	$21,986	$18,566	$20,281
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2025
For the quarter ended March 31, 2025, net income amounted to $131.6 million, compared to $136.1 million in the previous quarter and $112.7 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of investment securities losses and higher non-interest expense, partly offset by higher net interest income and non-interest income. The net yield on interest earning assets increased seven basis points over the previous quarter to 3.56%. Average available for sale debt securities, at fair value, and average loans increased $66.1 million and $173.0 million, respectively, while average deposits decreased $83.7 million compared to the prior quarter. For the quarter, the return on average assets was 1.69%, the return on average equity was 15.82%, and the efficiency ratio was 55.6%.

Balance Sheet Review
During the 1st quarter of 2025, average loans totaled $17.2 billion, an increase of $173.0 million over the prior quarter, and an increase of $162.6 million over the same quarter last year. Compared to the previous quarter, average balances of business loans and business real estate loans grew $143.0 million and $31.8 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $14.9 million, compared to $21.9 million in the prior quarter.

Total average available for sale debt securities increased $66.1 million over the previous quarter to $9.2 billion, at fair value. The increase in available for sale debt securities was mainly the result of higher average balances of U.S. government and federal agency obligations and other asset-backed securities, partly offset by lower average balances of mortgage-backed securities. During the 1st quarter of 2025, the unrealized loss on available for sale debt securities decreased $157.7 million to $832.9 million, at period end. Also, during the 1st quarter of 2025, purchases of available for sale debt securities totaled $507.7 million with a weighted average yield of approximately 4.74%, and maturities and pay downs of available for sale debt securities were $542.3 million. At March 31, 2025, the duration of the available for sale investment portfolio was 4.1 years, and maturities and pay downs of approximately $1.4 billion are expected to occur during the next 12 months.

Total average deposits decreased $83.7 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from declines of $165.6 million and $158.2 million in average balances of demand deposits and certificates of deposit, respectively, partly offset by higher interest checking and money market deposit average balances of $227.2 million. Compared to the previous quarter, total average commercial deposits declined $264.7 million, while wealth and consumer average deposits grew $145.7 million and $82.2 million, respectively. The average loans to deposits ratio was 69.4% in the current quarter and 68.5% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.7 billion, increased $283.4 million to $2.9 billion in the 1st quarter of 2025.

Net Interest Income
Net interest income in the 1st quarter of 2025 amounted to $269.1 million, an increase of $2.5 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $2.5 million over the previous quarter to $271.4 million. The increase in net interest income was mostly due to higher interest income on investment securities and lower interest expense on deposits, partly offset by lower interest income on loans and deposits with banks. The net yield (FTE) on earning assets increased to 3.56%, from 3.49% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) decreased $6.3 million, mostly due to lower average rates earned on commercial banking loans, partly offset by higher average business loan balances. The average yield (FTE) on the loan portfolio decreased nine basis points to 6.02% this quarter.

Interest income on investment securities (FTE) increased $4.1 million over the prior quarter, mostly due to higher average balances and rates earned on U.S. government and federal agency securities and other asset-backed securities, partially offset by lower rates and average balances of mortgage-backed securities. Interest income earned on U.S. government and federal agency securities included the impact of $1.1 million in higher inflation income from Treasury inflation-protected securities compared to previous quarter. Additionally, the Company recorded a $539 thousand adjustment to premium amortization at March 31, 2025, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was lower than the $2.3 million adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.98% in the current quarter, compared to 2.80% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks decreased $5.1 million, due to lower average balances and rates. Additionally, interest earned on securities purchased under agreements to resell increased $2.3 million mostly due to higher average balances.

Interest expense decreased $7.5 million compared to the previous quarter, mainly due to lower average rates paid on deposits and borrowings, partly offset by higher average balances of borrowings. Interest expense on borrowings increased $49 thousand due to higher average balances, mostly offset by lower average rates. Interest expense on deposits decreased $7.5 million mostly due to lower average rates. The average rate paid on interest bearing deposits totaled 1.72% in the current quarter compared to 1.87% in the prior quarter. The overall rate paid on interest bearing liabilities was 1.89% in the current quarter and 2.04% in the prior quarter.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2025
Non-Interest Income
In the 1st quarter of 2025, total non-interest income amounted to $158.9 million, an increase of $10.1 million, or 6.8%, over the same period last year and an increase of $3.5 million over the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees and deposit account fees and gains on sales of assets. The increase in non-interest income compared to the prior quarter was mainly due to higher gains on sales of assets.

Total net bank card fees in the current quarter decreased $1.3 million, or 2.8%, compared to the same period last year, and decreased $2.2 million compared to the prior quarter. Net corporate card fees decreased $1.6 million, or 5.7%, compared to the same quarter of last year mainly due to lower interchange fees, partly offset by lower rewards expense. Net merchant fees increased $520 thousand, or 9.9%, mainly due to higher fees and lower network expense. Net debit card fees decreased $117 thousand, or 1.1%, while net credit card fees decreased $164 thousand, or 4.3%, mostly due to lower interchange fees. Total net bank card fees this quarter were comprised of fees on corporate card ($25.9 million), debit card ($10.3 million), merchant ($5.8 million) and credit card ($3.6 million) transactions.

In the current quarter, trust fees increased $5.5 million, or 10.7%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.5 million, or 10.2%, mostly due to higher corporate cash management fees, while capital market fees increased $1.2 million, or 31.3%, mostly due to higher underwriting and trading securities income.

Other non-interest income increased over the same period last year primarily due to higher gains on sales of assets of $2.4 million. For the 1st quarter of 2025, non-interest income comprised 37.1% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities losses of $7.6 million in the current quarter, compared to gains of $977 thousand in the prior quarter and losses of $259 thousand in the 1st quarter of 2024. Net securities losses in the current quarter mostly resulted from net fair value adjustments of $8.5 million and a $1.0 million gain on the sale of an investment in the Company’s portfolio of private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $238.4 million, compared to $245.7 million in the same period last year and $235.7 million in the prior quarter. The decrease in non-interest expense compared to the same period last year was mainly due to litigation settlement expense and an FDIC special assessment accrual adjustment, both occurring in 2024 and not recurring in 2025, partly offset by higher marketing expense, salaries expense, professional and other services expense, and data processing and software expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher employee benefits expense and professional and other services expense, partly offset by lower salaries expense.

Compared to the 1st quarter of 2024, salaries and employee benefits expense increased $1.3 million, or .8%, mostly due to higher full-time salaries expense of $577 thousand and incentive compensation of $811 thousand, partly offset by lower medical expense of $970 thousand. Full-time equivalent employees totaled 4,662 and 4,721 at March 31, 2025 and 2024, respectively.

Compared to the same period last year, deposit insurance expense decreased $4.3 million, mostly due to a $4.0 million accrual adjustment in the prior year of a one-time special assessment by the FDIC to replenish the Deposit Insurance Fund. Data processing and software expense increased $1.1 million due to higher costs for service providers and software. Professional and other services increased $1.4 million and marketing expense increased $1.8 million. Additionally, other non-interest expense decreased mainly due to $10.0 million of litigation settlement costs in 2024 that did not reoccur.

Income Taxes
The effective tax rate for the Company was 21.9% in the current quarter, 21.2% in the prior quarter, and 21.9% in the 1st quarter of 2024.

Credit Quality
Net loan charge-offs in the 1st quarter of 2025 amounted to $10.8 million, compared to $10.7 million in the prior quarter, and $8.9 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .25% in the current and previous quarters, and .21% in the same quarter of last year. Compared to the prior quarter, net loan charge-offs on consumer loans decreased $385 thousand, while net loan charge-offs on consumer credit card loans increased $410 thousand.

In the 1st quarter of 2025, annualized net loan charge-offs on average consumer credit card loans were 5.04%, compared to 4.59% in the previous quarter and 4.60% in the same quarter last year. Consumer loan net charge-offs were .56% of average consumer loans in the current quarter, .62% in the prior quarter, and .38% in the same quarter last year.

At March 31, 2025, the allowance for credit losses on loans totaled $167.0 million, or .96% of total loans, and increased $4.3 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at March 31, 2025 was $18.3 million, a decrease of $608 thousand compared to the liability at December 31, 2024.

At March 31, 2025, total non-accrual loans amounted to $22.6 million, an increase of $4.3 million over the previous quarter. At March 31, 2025, the balance of non-accrual loans, which represented .13% of loans

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2025
outstanding, included business loans of $1.1 million, revolving home equity loans of $2.0 million, personal real estate loans of $989 thousand, construction loans of $220 thousand, and business real estate loans of $18.3 million. Loans more than 90 days past due and still accruing interest totaled $19.4 million at March 31, 2025.

Other
During the 1st quarter of 2025, the Company paid a cash dividend of $.275 per common share, representing a 7.0% increase over the same period last year. The Company purchased 854,806 shares of treasury stock during the current quarter at an average price of $64.56.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.